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                    BANKERS SECURITY LIFE INSURANCE SOCIETY

                                   RESOLUTION

         RESOLVED, that this Company be, and hereby is authorized to establish and to designate one or more separate accounts of this Company and to issue no-load Variable Annuity Contracts in accordance with the provisions of State and Federal Law. The purpose of any such separate account shall be to provide an investment medium for such Variable Annuity Contracts of Variable Policies issued by this Company as may be designated as participating therein. Any such separate account shall receive, hold, invest and reinvest only the monies arising from (i) premiums, contributions or payments made pursuant to the Variable Annuity Contracts of Variable Policies participating therein; (ii) such assets of the Company as are appropriate to be transferred to such separate accounts and to be invested in the same manner as the assets applicable to the Company's reserve liability under the Variable Annuity Contracts of Variable Policies participating in such separate accounts; and (iii) the dividends, interest and gains produced by the foregoing:

         FURTHER RESOLVED, That this Company be, and is hereby authorized:

         a. To register any such separate account with the Securities and Exchange Commission under such provisions of the Securities Act of 1933 and the Investment Company Act of 1940 as appropriate.

         b. To register the Variable Annuity Contracts of Variable Policies participating in any such separate account under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, to the extent such registration is necessary.

         c. To register this Company as an Investment Adviser under the provisions of the Investment Adviser's Act of 1940 to the extent such registration is necessary.

         d. To apply for authority to issue such Variable Annuity Contracts of Variable Policies in the State of New York and all other states to the extent necessary.

         e. To apply for appropriate exemptions from those provisions of Federal or State Laws as necessary and to take any and all other actions which shall be necessary, desirable or appropriate in connection with Federal or State Laws and Regulations.







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FURTHER RESOLVED, That this Company undertakes to assume the insurance, mortality or expense risks which may be appropriate to the Variable Annuity Contracts of Variable Policies issued pursuant to this resolution.










Board of Directors Meeting
July 24, 1980